Exhibit 99.3
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
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P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:16 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com
Universal Corporation Appoints Jacqueline T. Williams to Board of Directors
Richmond, VA February 4, 2020/ PRNEWSWIRE

Universal Corporation (NYSE: UVV) today announced the appointment of Jacqueline T. Williams to the Universal Corporation Board of Directors, effective April 1, 2020. With this appointment, the Universal Corporation Board expands to nine directors, eight of whom are independent.

“We are delighted to have Jackie Williams join the Universal Corporation Board of Directors,” said George C. Freeman, III, Chairman, President and Chief Executive Officer of Universal Corporation. “Jackie is an accomplished executive who brings more than 40 years of experience in leadership roles across the public and private sectors. The diversity of her experience will be a valuable addition to our Board and we look forward to benefiting from her unique insights and informed perspectives.”

Ms. Williams has held several leadership roles for the state of Ohio over the last decade. In her most recent role as the Director of the Ohio Department of Commerce, to which she was appointed by the governor of Ohio, Ms. Williams oversaw strategy and operations for the regulation of 28 unique industries. As Chief of Minority Business Development with the state’s Development Services Agency, she generated an unprecedented $165 million in spending with minority- and women-owned businesses. As Executive Director of the Ohio Liquor Control Commission, she transformed the state’s liquor industry by implementing improved business practices.

She previously worked for the New America Foundation as a Director in the College Savings Initiative where she designed and developed the country’s first universal college savings plan for the city of San Francisco in collaboration with that city’s treasurer. Previously, Ms. Williams served for a decade as an Executive Director for the Ohio Tuition Trust Authority. She spent the first 15 years of her career with AT&T.

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Ms. Williams holds a B.A. in Psychology and Sociology and an M.S. in Administration from Miami University in Ohio. She is a featured speaker on topics including public policy, consumer protection, diversity and inclusion, minority business enterprises and economic development. Among other awards and honors throughout her career, in 2006 Ms. Williams was chosen as one of “12 Women You Should Know” by Women for Economic Leadership Development.

Universal Corporation (NYSE: UVV), headquartered in Richmond, Virginia, sources, processes, and supplies agri-products. Tobacco has been our principal focus since our founding in 1918, and we are the leading global leaf tobacco supplier. We conduct business in more than 30 countries on five continents. Our revenues for the fiscal year ended March 31, 2019, were $2.2 billion. For more information on Universal Corporation, visit our website at www.universalcorp.com.

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